Exhibit 99.4

Lexcom, Inc.

Unaudited Interim Financial Statements

As of and for the Nine Months Ended September 30, 2009 and 2008

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30 2009	December 31 2008
ASSETS
Current assets:
Cash and temporary investments	$7,201,947	$4,540,731
Accounts receivable (net of allowance for uncollectible accounts of $400,000 at September 30, 2009 and $300,000 at December 31, 2008)	3,973,404	3,449,229
Refundable income taxes	—	1,194,261
Materials and supplies	512,300	513,730
Prepayments	401,449	434,095
Net current deferred income taxes	266,453	226,967

	12,355,553	10,359,013

Other investments	18,620,878	13,379,429

Property, plant, and equipment:
Land	943,015	943,015
Buildings	4,191,860	4,191,860
Furniture and equipment	976,716	952,303
Computer equipment and software	6,643,684	6,504,773
Vehicles	1,617,106	1,616,915
Utility plant in service	149,363,985	147,446,341
Utility plant under construction	970,095	686,429

	164,706,461	162,341,636
Less accumulated depreciation	104,500,239	98,562,936

	60,206,222	63,778,700

Noncurrent receivables and other assets	353,889	368,139

	$91,536,542	$87,885,281

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Unaudited)

	September 30 2009	December 31 2008

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable - trade	$936,010	$1,210,901
Advance billings and customer deposits	756,386	761,669
Accrued expenses	667,315	798,992
Income taxes payable	287,324	—
Accrued taxes, other than income	624,499	77,233

	3,271,534	2,848,795

Noncurrent liabilities and deferred credits:
Deferred income taxes	14,967,674	10,209,042
Other deferred credits	37,232	46,450
Unfunded other postretirement benefits	—	11,964,193

	15,004,906	22,219,685

	18,276,440	25,068,480

Stockholders’ equity:
Capital stock:
Common, authorized 1,000,000 shares, no par, issued 463,938 shares at September 30, 2009 and December 31, 2008	245,887	245,887

Common, Class B, authorized 3,000,000 shares, no par, issued 1,582,397 shares at September 30, 2009 and and December 31, 2008	1,237,551	1,237,551

	1,483,438	1,483,438

Retained earnings	71,776,664	64,988,610

Accumulated other comprehensive loss	—	(3,655,247)

	73,260,102	62,816,801

	$91,536,542	$87,885,281

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

Nine-month Period Ended September 30, 2009

(Unaudited)

	Common Stock	Common Stock Class B	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Loss
Balances - January 1, 2009	$245,887	$1,237,551	$64,988,610		$(3,655,247)

Comprehensive income:
Net income	—	—	11,064,896	$11,064,896	—
Net change in unrealized gain on investments available-for-sale	—	—	—	992,808	992,808
Unrealized net loss and transition obligation for postretirement benefits	—	—	—	2,662,439	2,662,439

Comprehensive income for the period				$14,720,143

Cash dividends:
Common ($2.09 per share)	—	—	(969,631)		—
Common Class B ($2.09 per share)	—	—	(3,307,211)		—

Balances - September 30, 2009	$245,887	$1,237,551	$71,776,664		$—

Disclosures of the reclassification amounts:

Period ended September 30, 2009:
Unrealized holding gains arising during the period				$143,965
Reclassification adjustment for losses (net) included in net income				848,843

Net unrealized gains on securities				$992,808

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Nine-month Periods Ended September 30
	2009	2008
Operating revenues:
Local service revenues	$15,750,465	$15,864,508
Network access and long distance service	13,006,889	13,462,396
Sales and services - nonregulated	1,974,140	2,283,462
Miscellaneous service	1,855,326	1,880,793

	32,586,820	33,491,159
Less, uncollectible operating revenues	272,629	281,746

	32,314,191	33,209,413

Operating expenses:
Plant operations	9,059,605	8,782,558
Customer operations	2,604,201	2,920,559
General and administrative	2,685,784	2,664,281
Depreciation and amortization	6,229,889	6,441,088
Taxes, other than income	648,799	588,151

	21,228,278	21,396,637

Operating income	11,085,913	11,812,776

Nonoperating income (expense)
Gain on sale of wireless spectrum	—	11,047,000
Gain on termination of postretirement benefits plan	7,556,953	—
Investment loss (net)	(561,887)	(408,004)
Interest expense	(16,367)	(33,012)
Other, net	81,538	232,989

	7,060,237	10,838,973

Income before income taxes	18,146,150	22,651,749

Federal and state income taxes	7,081,254	9,065,524

Net income for the periods	$11,064,896	$13,586,225

Earnings per common share (based on weighted average shares outstanding)	$5.31	$6.47

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine-month Periods Ended September 30
	2009	2008
Cash flows from operating activities:
Net income for the periods	$11,064,896	$13,586,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,229,889	6,441,088
Allowance for uncollectible accounts	(100,000)	(144,990)
Patronage capital – CoBANK	—	(7,633)
Deferred income taxes and investment tax credits	2,324,908	(441,040)
(Gain) loss on sale of investments	887,354	(10,481,390)
Gain on termination of postretirement benefits plan	(7,556,953)	—
Changes in assets and liabilities:
Accounts receivable	(424,175)	(885,075)
Refundable income taxes	1,481,585	1,342,611
Materials and supplies	1,430	(27,593)
Accounts payable and accrued expenses	140,698	178,003
Advance billings and customer deposits	(5,283)	24,605
Accrued pension costs and unfunded other postretirement benefits	(7,606)	—
Other deferrals and prepayments, net	15,396	(344,706)

Net cash provided by operating activities	14,052,139	9,240,105

Cash flows from investing activities:
Sale of wireless spectrum	—	11,500,000
CoBank patronage capital received	—	143,527
Sales of debt and equity securities	20,637,405	6,386,045
Purchases of debt and equity securities	(25,125,575)	(12,529,493)
Extension and replacement of plant	(2,625,911)	(4,789,699)
Pension plan funding	—	511,744

Net cash provided by (used for) investing activities	(7,114,081)	1,222,124

Cash flows from financing activities:
Reacquisition of common stock	—	(3,438,964)
Cash dividends paid	(4,276,842)	(7,560,350)

Net cash used for financing activities	(4,276,842)	(10,999,314)

Net increase (decrease) in cash and temporary investments	2,661,216	(537,085)
Cash and temporary investments – beginning of periods	4,540,731	5,383,474

Cash and temporary investments – end of periods	$7,201,947	$4,846,389

Cash expended during the periods for:
Interest	$17,450	$32,624

Income taxes	$3,300,000	$8,225,000

The accompanying notes are an integral part of the consolidated financial statements

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies:

Lexcom, Inc. and Subsidiary operate principally in the communications industry and grant credit to customers, substantially all of whom are residents of Davidson County, North Carolina, in accordance with standard industry practice. Lexcom Telephone Company and Lexcom Long Distance, LLC (a wholly-owned subsidiary of Lexcom Telephone Company) are subject to regulation by the State of North Carolina Utilities Commission and the Federal Communications Commission. Significant accounting policies are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of Lexcom, Inc. and its wholly-owned subsidiary, Lexcom Telephone Company (hereinafter referred to collectively as the Company). Lexcom Cable Services, LLC, Lexcom Long Distance, LLC, and Lexcom Wireless, LLC are wholly-owned subsidiaries of Lexcom Telephone Company whose accounts are also included herein. All material intercompany accounts and transactions are eliminated in consolidation.

Cash and Temporary Investments

For purposes of reporting cash flows, the Company classifies as cash and temporary investments all cash and money market accounts which are not subject to withdrawal restrictions and all highly liquid debt instruments and certificates of deposit purchased with a maturity of three months or less.

The Company places their cash and cash equivalents on deposit with financial institutions in the United States. In October and November 2008, the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage is scheduled to expire on December 31, 2013 at which time it is anticipated amounts insured by the FDIC will return to $100,000. During the periods, the Company from time to time may have had amounts on deposit in excess of the insured limits. As of September 30, 2009, the Company had $6,951,947 in bank deposits which exceeded these insured amounts.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances that continue to remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Inventories

Materials and supplies are valued at average cost, which is not in excess of market.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.	Summary of Significant Accounting Policies (Continued):

Investments

The Company has investments in debt and equity securities, and a cooperative. Investments purchased with a maturity of three months or less are classified as cash equivalents. Equity securities consist primarily of common stock holdings of a variety of companies in diverse industries.

Management determines the appropriate classification of debt and equity securities that have readily determinable fair values. Classification is determined at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each balance sheet date. Since the Company neither buys investment securities in anticipation of short-term fluctuations in market prices nor has debt securities which were purchased with the intent to hold to maturity, no investments are classified as trading or held-to-maturity.

The Company’s investments in marketable debt and equity securities are classified as available-for-sale and are carried at fair value. Unrealized gains or losses, net of the related deferred tax effects, are reported as accumulated other comprehensive income (loss) in the consolidated statements of stockholders’ equity.

Investments Carried at Cost

Investments carried at cost are investments in which the Company does not have significant ownership and for which there is no ready market. Information regarding these and all other investments is reviewed continuously for evidence of impairment in value.

Property, Plant, and Equipment

Additions to property, plant, and equipment consist of all direct construction, labor and materials, and related construction costs, including administrative, engineering, and general overhead.

The cost of units of property retired, together with their cost of removal, is deducted from accumulated depreciation, and any salvage is added to accumulated depreciation. The cost of related replacement units of property is added to utility plant. Repairs to and replacement of items which are less than units of property are charged to maintenance expense.

Depreciation and Amortization

Depreciation of property, plant, and equipment is computed by use of the straight-line method.

Amortization is computed by use of the straight-line method. Pre-maturity costs related to the construction of the cable television system are being amortized over fifteen years.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.	Summary of Significant Accounting Policies (Continued):

Income Taxes

The Company reports income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes, which requires the recognition of deferred tax assets and liabilities for the temporary difference between financial statement and tax basis of the Company’s assets and liabilities using the enacted tax rates in effect in the periods in which the differences are expected to reverse. Valuation allowances are provided if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has adopted FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, and has assessed if it had any significant uncertain tax positions as of September 30, 2009 and December 31, 2008 and determined there were none. Accordingly, no reserve for uncertain tax positions was recorded.

The Company’s policy is to report interest and penalties, if any, related to unrecognized tax benefits in tax expense in the consolidated statements of income. The Company’s federal and state income tax returns for the year ended December 31, 2005 and forward are subject to audit.

Revenue Recognition

Toll access and local service revenues are recognized when earned regardless of the period in which they are billed.

Taxes Collected

The Company collects federal excise tax, communications tax, and sales tax from customers. The amount billed or collected is credited to a liability account and, as payments are made, this account is charged. At any point in time, this account represents the net amount owed to the taxing authorities for amounts billed or collected.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.	Investments:

Investments consist of the following as of September 30, 2009 and December 31, 2008:

	Carrying Value
	2009	2008
Available-for-sale:
Various equity securities, including 2009 gross unrealized gains of $-0- and gross unrealized losses of $-0- and 2008 gross unrealized gains of $340,708 and gross unrealized losses of $1,981,342	$17,355,320	$12,114,865

Cost method:
CoBANK, ACB, cooperative	268,323	267,329
Solix, Inc. (formerly NECA Services, Inc.)	500,000	500,000
AccessiOn Multimedia, Inc.	262,133	262,133
InComm, Inc.	140,392	140,392
Magnolia, Inc.	94,710	94,710

	1,265,558	1,264,564

	$18,620,878	$13,379,429

The Company’s investments in common stock are diversified in different sectors. The severity of the impairment and the duration of the losses are due to overall conditions in the equity markets at December 31, 2008. The Company’s investment advisors have evaluated the prospects of the issuers. Based on that evaluation and the Company’s ability and intent to hold these investments for a reasonable period of time, management does not consider these investments to be other-than-temporarily impaired at December 31, 2008. The Company did not have any investments in common stock at September 30, 2009.

The unrealized losses on the Company’s mutual fund holdings were caused by general market and economic conditions. Based on an evaluation by the Company’s investment advisors, these funds are not considered other-than-temporarily impaired at December 31, 2008. The Company had no unrealized losses at September 30, 2009.

The Company had a diversified portfolio of common stock investments at December 31, 2008 and mutual funds for both September 30, 2009 and December 31, 2008.

The investments shown above have been classified in the accompanying 2009 and 2008 consolidated balance sheets as noncurrent assets.

During 2000, the Company purchased 50,000 shares of Solix, Inc. (formerly NECA Services, Inc.) for $500,000.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.	Investments (Continued):

During 2002, Lexcom Telephone Company participated in the FCC Broadband Spectrum License auction. As a result of the auction, Lexcom Telephone Company purchased the 700mhz license for MSA #47 which covers an area including Davidson County and five other counties of North Carolina for $453,000. During 2008, the Company sold this spectrum to an unrelated party for $11,500,000.

The change in accumulated other comprehensive income (loss) from unrealized gains (losses) on securities available-for-sale consists of the following:

Balance – January 1, 2008	$184,875
Decrease in unrealized gain	(1,946,102)
Related deferred tax effect	768,419

Balance - December 31, 2008	(992,808)
Decrease in unrealized gain	(647,824)
Related deferred tax effect	1,640,632

Balance - September 30, 2009	$—

3.	Cable Television System:

During 1997, the Company began construction and operation of a cable television system. The system provides service to customers primarily in the existing operating territory of the Company. In association with the initial construction, the Company capitalized approximately $465,000 of operational costs (pre-maturity costs) that benefit future years. These costs are classified in the Company’s consolidated balance sheets as other assets and are being amortized over fifteen years.

4.	Line of Credit, Long-term Debt, and Pledged Assets:

During 1999, the Company entered into a Master Loan Agreement with CoBANK, ACB which includes a revolving credit facility and term loan. The Company has used the credit facility and the term loan to help finance construction of the cable television system. The loan agreement is secured by the investment the Company has in the equity in CoBANK, ACB. This loan agreement contains various restrictive covenants including maintenance of certain financial ratios and limitations on the incurrence of additional debt. The Company was in compliance with these loan covenants at September 30, 2009.

The Company refinanced its $15,000,000 credit facility under the loan agreement with CoBANK, ACB. The initial term of this commitment expired May 31, 2000; however, it was automatically extended through June 1, 2009 when it expired.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Income Tax Matters:

Net deferred income tax liabilities consist of the following components as of September 30, 2009 and December 31, 2008:

	2009	2008
Deferred income tax assets:
Allowance for uncollectible accounts	$157,940	$118,454
State loss carryforwards	1,075,764	1,075,764
Accrued vacation pay	108,513	108,513
Postretirement benefits other than pension	—	4,724,062
Investments	—	647,804
Organization and startup costs	34,234	34,234

	1,376,451	6,708,831
Less, valuation allowance for deferred tax assets	1,075,764	1,075,764

	300,687	5,633,067

Deferred income tax liabilities:
Property, plant, and equipment	15,001,908	15,615,142

(principally accelerated depreciation)	$14,701,221	$9,982,075

During the year ended December 31, a valuation allowance for certain deferred tax assets was established in the amount of $107,412. Additional amounts totaling $755,358 were added to the valuation allowance prior to 2005 when an additional $212,994 was added to the allowance.

The deferred income tax amounts mentioned above have been classified in the accompanying September 30, 2009 and December 31, 2008 consolidated balance sheets as follows:

	2009	2008
Current assets	$266,453	$226,967
Noncurrent liabilities	14,967,674	10,209,042

	$14,701,221	$9,982,075

Income taxes for the nine-month periods ended September 30, 2009 and 2008 consist of the following:

	2009	2008
Taxes currently payable	$4,756,346	$9,506,564
Deferred income taxes	2,324,908	(441,040)

	$7,081,254	$9,065,524

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.	Income Tax Matters (Continued):

The Company and its subsidiary file separate North Carolina income tax returns as required by North Carolina law. At September 30, 2009, the entities had $15,590,716 of state net operating losses available to offset 2009 state net taxable income. These carryforwards expire in years 2012 through 2021. In 2001, Lexcom Cable Services, Inc. merged with Lexcom Cable Services, LLC, a company wholly-owned by Lexcom Telephone Company. The state net operating loss carryforwards of Lexcom Cable Services, Inc. are available only to offset future income from Lexcom Cable Services, LLC. Any state net operating losses subsequent to the merger are available to offset income generated by Lexcom Telephone Company and its wholly-owned subsidiaries.

Income taxes for the nine-month periods ended September 30, 2009 and 2008 differ from the amounts computed by using the applicable federal income tax statutory rate due to the following:

	2009	2008
Amounts computed at statutory rate	$6,351,153	$7,928,113
Increase (decrease) in taxes resulting from:
State income tax, net of federal benefit	1,252,084	1,562,971
Decrease of effective rate used in computing deferred income taxes, graduated tax rates, and other	(521,983)	(425,560)

	$7,081,254	$9,065,524

6.	Employee Benefit Plans:

The Company provided certain health care and life insurance benefits for retired employees. Substantially all of the Company’s employees could have become eligible for the benefits if they reached normal retirement age while working for the Company. The cost of providing postretirement non-pension benefits was recognized and accrued over the full working lives of the employees. During the nine-month period ended September 30, 2009, the Company discontinued and settled this plan.

The components of postretirement benefit cost were as follows for the nine-month periods ended September 30, 2009 and 2008:

	2009	2008
Service cost
Interest cost		$176,343
Return on assets		647,646
Amortization of loss		(307,806)
Amortization of prior service cost		235,182
Net periodic postretirement benefit cost		(239,621)

	$—	$511,744

The Company has a 401(k) salary savings plan which provides that employees may contribute a portion of their salaries to the plan on a tax-deferred basis. Prior to June 30, 2006, the Company matched the employees’ contributions 50%. Effective June 30, 2006, the Company matches employee contributions 100% up to 6% of the employee’s compensation and will contribute 3% of an employee’s salary (except during initial probationary period) regardless of the employee’s contributions. Employer matching contributions totaled $321,554 and $318,072, respectively, at September 30, 2009 and 2008.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.	Fair Value Information:

Statement of Financial Accounting Standards (SF AS) No. 157 established a fair value hierarchy to prioritize the inputs of valuation techniques used to measure fair value. Outlined below is the application of the fair value hierarchy established by SFAS 157 to Lexcom, Inc. and Subsidiary’s assets that are carried at fair value:

Level 1 - Inputs to the valuation methodology are quoted prices for identical assets in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets in active markets and significant other observable inputs.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assets measured at fair value on a recurring basis at September 30, 2009 were as follows:

Description	September 30 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$17,355,320	$17,355,320

8.	Fair Value of Financial Instruments:

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values, where practicable to estimate, for its financial instruments. Fair value estimates, methods, and assumptions for the Company’s financial instruments are set forth below:

Cash and Temporary Investments

For cash and temporary investments, the carrying amount is a reasonable estimate of fair value.

Investments

The fair values of investments “available-for-sale” are estimated based on quoted market prices. For other investments for which there are no quoted market prices, a reasonable estimate of fair value could not be made without incurring excessive cost. SFAS 107 does not require disclosure of the fair value of the Company’s investment in equity method investees.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.	Fair Value of Financial Instruments (Continued):

The following table presents the carrying values and fair values of the Company’s financial instruments at September 30, 2009 and December 31, 2008:

	2009		2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and temporary investments	$7,201,947	$7,201,947	$4,540,731	$4,540,731

Investments:
Practicable to estimate fair value	17,355,320	17,355,320	12,114,865	12,114,865
Not practicable to estimate	1,265,558	1,265,558	1,264,564	1,264,564

9.	Changes in Valuation Allowance for Accounts Receivable:

An analysis of the valuation allowance for accounts receivable as of September 30, 2009 and December 31, 2008 is as follows:

	2009	2008
Beginning balances	$300,000	$425,000
Additions to valuation allowance	273,852	458,529
Write-offs (net of recoveries)	(173,852)	(583,529)

Ending balances	$400,000	$300,000

10.	Accumulated Other Comprehensive Loss:

Accumulated other comprehensive loss consisted of the following at September 30, 2009 and December 31, 2008:

	2009	2008
Net unrealized loss on securities		$(992,808)

Unrealized net loss and transition obligation for postretirement benefits		(2,662,439)

	$—	$(3,665,247)

11.	Capital Structure:

The Company’s capital consists of Class A and Class B common stock. Shares of Class A common stock represent voting shares. Shares of Class B common stock represent non-voting shares. Each class shares the same rights with respect to the Company’s earnings and dividends. No separate measure of earnings per share is made for the separate classes of stock.

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information:

Effective with the purchase of all of the outstanding stock of the Company by Windstream Corporation on December 1, 2009, Lexcom and certain of Lexcom’s wholly-owned subsidiaries became guarantors of Windstream Corporation’s 2017 Notes (the “guaranteed notes”). These guarantees are full and unconditional as well as joint and several. Certain guarantors may be subject to restrictions on their ability to distribute earnings to the Company. The remaining subsidiaries of Lexcom are not guarantors of the guaranteed notes.

The following information presents condensed consolidated and combined statements of income for the nine-month periods ended September 30, 2009 and 2008, condensed consolidated balance sheets as of September 30, 2009 and December 31, 2008, and condensed consolidated and combined statements of cash flows for the nine-month periods ended September 30, 2009 and 2008 of the Lexcom guarantor parent company, the non-parent guarantors, and the nonguarantor.

	Condensed Consolidated Balance Sheet As of September 30, 2009
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and temporary investments	$41,847	$3,516,230	$3,643,870	$—	$7,201,947
Accounts receivable (less allowance for uncollectible accounts of $400,000)	—	—	3,973,404	—	3,973,404
Affiliates receivable, net	(20,526,630)	(1,350,055)	21,876,685	—	—
Inventories	—	270,691	241,609	—	512,300
Deferred income taxes	—	—	266,453	—	266,453
Prepaid expenses and other	—	173,312	228,137	—	401,449

Total current assets	(20,484,783)	2,610,178	30,230,158	—	12,355,553
Investments in consolidated subsidiaries	92,449,876	—	17,694,612	(110,144,488)	—
Investments	1,265,558	—	17,355,320	—	18,620,878
Net property, plant, and equipment	—	22,270,899	37,935,323	—	60,206,222
Other assets	—	278,189	75,700	—	353,889

Total assets	$73,230,651	$25,159,266	$103,291,113	$(110,144,488)	$91,536,542

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Balance Sheet (Continued) As of September 30, 2009
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$563,741	$372,269	$—	$936,010
Advance payments and customer deposits	—	219,804	536,582	—	756,386
Accrued taxes	—	3,426	621,073	—	624,499
Income taxes payable	(29,451)	210,383	106,392	—	287,324
Other current liabilities	—	80,337	586,978	—	667,315

Total current liabilities	(29,451)	1,077,691	2,223,294	—	3,271,534
Deferred income taxes	—	6,386,963	8,580,711	—	14,967,674
Other liabilities	—	—	37,232	—	37,232

Total liabilities	(29,451)	7,464,654	10,841,237	—	18,276,440

Stockholders’ equity:
Common stock	1,483,438	10,000	1,964,267	(1,974,267)	1,483,438
Additional paid-in capital	—	22,920,435	9,930,403	(32,850,838)	—
Retained earnings	71,776,664	(5,235,823)	80,555,206	(75,319,383)	71,776,664

Total stockholders’ equity	73,260,102	17,694,612	92,449,876	(110,144,488)	73,260,102

Total liabilities and stock-holders’ equity	$73,230,651	$25,159,266	$103,291,113	$(110,144,488)	$91,536,542

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Statement of Income For the Nine-month Period Ended September 30, 2009
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Revenues and sales:
Service revenues	$—	$9,445,020	$23,020,418	$(151,247)	$32,314,191

Cost and expenses:
Cost of services	—	6,242,423	5,572,630	(151,247)	11,663,806
Selling, general, administrative and other	—	636,665	2,697,918	—	3,334,583
Depreciation and amortization	—	3,080,000	3,149,889	—	6,229,889

Total costs and expenses	—	9,959,088	11,420,437	(151,247)	21,228,278

Operating income (loss)	—	(514,068)	11,599,981	—	11,085,913
Earnings (losses) from consolidated subsidiaries	11,024,657	—	(260,295)	(10,764,362)	—
Other income, net	65,189	23,211	6,988,204	—	7,076,604
Interest expense	—	—	(16,367)	—	(16,367)

Income (loss) before income taxes	11,089,846	(490,857)	18,311,523	(10,764,362)	18,146,150
Income tax expense (benefit)	24,950	(230,562)	7,286,866	—	7,081,254

Net income (loss)	$11,064,896	$(260,295)	$11,024,657	$(10,764,362)	$11,064,896

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Statement of Cash Flows For the Nine-month Period Ended September 30, 2009
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Cash provided by operations:
Net income (loss)	$11,064,896	$(260,295)	$11,024,657	$(10,764,362)	$11,064,896
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	—	3,080,000	3,149,889	—	6,229,889
Provisions for uncollectible accounts	—	(200,000)	100,000	—	(100,000)
Equity in (earnings) losses of subsidiaries	(11,024,657)	—	260,295	10,764,362	—
Loss on sale of investments	—	—	887,354	—	887,354
Deferred taxes	—	(2,178,147)	4,503,055	—	2,324,908
Gain on termination of post-retirement benefits plan	—	—	(7,556,953)	—	(7,556,953)
Affiliates receivable, net	(64,031)	1,136,768	(1,072,737)	—	—
Changes in operating assets liabilities, net	23,956	204,567	973,522	—	1,202,045

Net cash provided by operations	164	1,782,893	12,269,082	—	14,052,139

Cash flows from investing activities:
Additions to property, plant and equipment	—	(1,616,073)	(1,009,838)	—	(2,625,911)
Other, net	—	1,743,881	(6,232,051)	—	(4,488,170)

Net cash provided by (used for) investing activities	—	127,808	(7,241,889)	—	(7,114,081)

Cash flows from financing activities:
Dividends paid	—	—	(4,276,842)	—	(4,276,842)
Stock repurchase	—	—	—	—	—

Net cash used for financing activities	—	—	(4,276,842)	—	(4,276,842)

Increase in cash and temporary investments	164	1,910,701	750,351	—	2,661,216
Cash and temporary investments:
Beginning of period	41,683	1,605,529	2,893,519	—	4,540,731

End of period	$41,847	$3,516,230	$3,643,870	$—	$7,201,947

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Balance Sheet As of December 31, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and temporary investments	$41,683	$1,605,529	$2,893,519	$—	$4,540,731
Accounts receivable (less allowance for uncollectible accounts of $300,000)	—	—	3,449,229	—	3,449,229
Affiliates receivable, net	(20,590,661)	(213,287)	20,803,948	—	—
Inventories	—	287,272	226,458	—	513,730
Deferred income taxes	—	—	226,967	—	226,967
Prepaid expenses and other	54,402	217,336	1,356,618	—	1,628,356

Total current assets	(20,494,576)	1,896,850	28,956,739	—	10,359,013
Investments in consolidated subsidiaries	82,046,814	—	17,954,907	(100,001,721)	—
Investments	1,264,563	—	12,114,866	—	13,379,429
Net property, plant, and equipment	—	23,703,325	40,075,375	—	63,778,700
Other assets	—	292,439	75,700	—	368,139

Total assets	$62,816,801	$25,892,614	$99,177,587	$(100,001,721)	$87,885,281

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$—	$731,855	$479,046	$—	$1,210,901
Advance payments and customer deposits	—	219,804	541,865	—	761,669
Accrued taxes	—	1,664	75,569	—	77,233
Other current liabilities	—	156,470	642,522	—	798,992

Total current liabilities	—	1,109,793	1,739,002	—	2,848,795
Deferred income taxes	—	6,827,914	3,381,128	—	10,209,042
Other liabilities	—	—	12,010,643	—	12,010,643

Total liabilities	—	7,937,707	17,130,773	—	25,068,480

Stockholders’ equity:
Common stock	1,483,438	10,000	1,964,267	(1,974,267)	1,483,438
Additional paid-in capital	—	22,920,435	9,930,403	(32,850,838)	—
Accumulated other comprehensive loss	(3,655,247)	—	(3,655,247)	3,655,247	(3,655,247)
Retained earnings	64,988,610	(4,975,528)	73,807,391	(68,831,863)	64,988,610

Total stockholders’ equity	62,816,801	17,954,907	82,046,814	(100,001,721)	62,816,801

Total liabilities and stock-holders’ equity	$62,816,801	$25,892,614	$99,177,587	$(100,001,721)	$87,885,281

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Statement of Income For the Nine-month Period Ended September 30, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Revenues and sales
Service revenues	$—	$9,045,445	$24,334,090	$(170,122)	$33,209,413

Cost and expenses:
Cost of services	—	5,714,834	6,158,405	(170,122)	11,703,117
Selling, general, administrative and other	—	657,095	2,595,337	—	3,252,432
Depreciation and amortization	—	3,301,300	3,139,788	—	6,441,088

Total costs and expenses	—	9,673,229	11,893,530	(170,122)	21,396,637

Operating income (loss)	—	(627,784)	12,440,560	—	11,812,776
Earnings (losses) from consolidated subsidiaries	6,932,052	—	(358,441)	(6,573,611)	—
Other income (expense), net	11,095,075	31,963	(255,053)	—	10,871,985
Interest expense	—	—	(33,012)	—	(33,012)

Income (loss) before income taxes	18,027,127	(595,821)	11,794,054	(6,573,611)	22,651,749
Income tax expense (benefit)	4,440,902	(237,380)	4,862,002	—	9,065,524

Net income (loss)	$13,586,225	$(358,441)	$6,932,052	$(6,573,611)	$13,586,225

	Condensed Consolidated Statement of Cash Flows For the Nine-month Period Ended September 30, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Cash provided by operations:
Net income (loss)	$13,586,225	$(358,441)	$6,932,052	$(6,573,611)	$13,586,225
Adjustments to reconcile net income (loss) to net cash provided by (used for) operations:
Depreciation and amortization	—	3,301,300	3,139,788	—	6,441,088
Provisions for uncollectible accounts	—	—	(144,990)	—	(144,990)
Equity (earnings) losses from subsidiaries	(6,932,052)	—	358,441	6,573,611	—
(Gain) loss on sale of investments	(11,047,000)	—	565,610		(10,481,390)
Deferred taxes	—	(261,409)	(179,631)		(441,040)
Intercompany accounts receivable	(3,782,900)	(581,444)	4,364,344	—	—
Changes in operating assets and liabilities, net	3,223,909	(236,279)	(2,707,418)	—	280,212

Net cash provided by (used for) operations	(4,951,818)	1,863,727	12,328,196	—	9,240,105

LEXCOM, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12.	Supplemental Guarantor Information (Continued):

	Condensed Consolidated Statement of Cash Flows (Continued) For the Nine-month Period Ended September 30, 2008
	Guarantor Parent	Non-parent Guarantors	Non- Guarantor	Eliminations	Consolidated
Cash flows from investing activities:
Additions to property, plant and equipment	$—	$(2,579,526)	$(2,210,173)	$—	$(4,789,699)
Other, net	11,643,527	—	(5,631,704)	—	6,011,823

Net cash provided by (used for) investing activities	11,643,527	(2,579,526)	(7,841,877)	—	1,222,124

Cash flows from financing activities:
Dividends paid	(3,252,293)	—	(4,308,057)	—	(7,560,350)
Stock repurchase	(3,438,964)	—	—	—	(3,438,964)

Net cash used for financing activities	(6,691,257)	—	(4,308,057)	—	(10,999,314)

Increase (decrease) in cash and temporary investments	452	(715,799)	178,262	—	(537,085)

Cash and temporary investments:
Beginning of period	41,142	1,566,450	3,775,882	—	5,383,474

End of period	$41,594	$850,651	$3,954,144	$—	$4,846,389

13.	Subsequent Events:

Subsequent to the consolidated balance sheets date, the stockholders of the Company approved the sale of all of the outstanding stock of the Company to Windstream Corporation. This transaction was completed on December 1, 2009.

The Company has evaluated all subsequent events through December 10, 2009, the date the consolidated financial statements were issued.